SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                               (Amendment No. 7)(1)

                                  Benihana Inc.
                                (Name of Issuer)

                          Common Stock, $.10 par value
                         (Title of Class of Securities)

                                    082047101
                                 (CUSIP Number)

                                   May 9, 2002
             (Date of Event Which Requires Filing of this Statement)

                                   ----------

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1 (b)
                  |X|  Rule 13d-1 (c)
                  |_|  Rule 13d-1 (d)

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 082047101                      13G                   Page 2 of 5 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Trust U/W of Vincent Terranova
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       444,736
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             444,736
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    444,736
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.55%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO Trust
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 082047101                      13G                   Page 3 of 5 Pages


      Trust U/W of Vincent Terranova

      Item 1(a). Name of Issuer:

      Benihana Inc.

      Item 1(b). Address of Issuer's Principal Executive Offices:

      8685 NW 53rd Terrace
      Miami, Florida 33166

      Item 2(a). Name of Person Filing:

      Trust U/W of Vincent Terranova

      Item 2(b). Address of Principal Business Office, or, if None, Residence:

      c/o Robert Becht, P.O. Drawer H, Valley Cottage, New York 10989

      Item 2(c). Citizenship:

      United States

      Item 2(d). Title of Class of Securities:

      Common Stock, $.10 par value

      Item 2(e). CUSIP NUMBER:

      082047101

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a:

(a)   |_|   Broker or dealer registered under Section 15 of the Act.

(b)   |_|   Bank as defined in Section 3(a)(6) of the Act.

(c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.

(d)   |_|   Investment Company registered under Section 8 of the Investment
            Company Act.

(e)   |_|   Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940.

(f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or
            Endowment Fund; see 13d-1(b)(1)(ii)(F).

 (g)  |_|   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
            Item 7.

(h)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP No. 082047101                      13G                   Page 4 of 5 Pages


Trust U/W of Vincent Terranova

Item 4. Ownership.

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount beneficially owned:

            444,736

      (b)   Percent of class:

            13.55%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote 444,736

            (ii)  Shared power to vote or to direct the vote 0

            (iii) Sole power to dispose or to direct the disposition of 444,736

            (iv)  Shared power to dispose or to direct the disposition of 0

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

CUSIP No. 082047101                      13G                   Page 5 of 5 Pages


Trust U/W of Vincent Terranova

Item 10. Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                       May 9, 2002
                                         ---------------------------------------
                                                         (Date)

                                             TRUST U/W OF VINCENT TERRANOVA


                                             By: /s/ Robert Becht
                                         ---------------------------------------
                                                       (Signature)

                                             Robert Becht, Trustee
                                         ---------------------------------------
                                                      (Name/Title)